Exhibit 99.1

PERNIX THERAPEUTICS ANNOUNCES LAUNCH OF CONSENT SOLICITATION FOR ITS 12% SENIOR SECURED NOTES DUE 2020

Morristown, New Jersey, April 13, 2015 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) (the “Company”) today announced that it is seeking consents (the “Consent Solicitation”) for proposed amendments to the indenture, dated August 19, 2014 (the “Indenture”), that governs the Company’s 12% Senior Secured Notes due 2020 (the “Notes”).

The amendments to the Indenture would allow the Company to incur additional debt to the extent the Company ratably reduces the outstanding aggregate principal amount of its 8.00% convertible senior notes due 2019 (the “8% Notes”), provided that such additional debt may not exceed $42.2 million. The Company is involved in negotiations to materially reduce the outstanding aggregate principal amount of its 8% Notes and to remove certain of the restrictive covenants included in the indenture governing its 8% Notes, but there can be no assurances that such negotiations will result in any such reduction, material or otherwise, or removal of any such restrictive covenants. In exchange for consents, the Company will pay a consent fee in cash equal to 1% of the principal amount of any Notes in respect of which a holder properly consents to the amendments, if the amendments are adopted. The terms and conditions of the Consent Solicitation are fully described in the Consent Solicitation Statement, dated April 13, 2015, which the Company is delivering to holders of the Notes.

The Consent Solicitation will expire at 5:00 p.m. New York City time on April 28, 2015 (the “Expiration Date”), unless the Company extends the Expiration Date. Subject to the terms and conditions described in the Consent Solicitation Statement, the amendments to the Indenture will become effective following receipt by the Company, prior to the Expiration Date, of consents from holders of a majority in aggregate principal amount of the Notes outstanding as of 5:00 p.m. New York City time on April 13, 2015. The Company has entered into a Consent Solicitation Support Agreement with beneficial holders of the Notes representing approximately 58% of the principal amount of Notes outstanding pursuant to which such holders agreed to consent to the amendments.  Accordingly, if such beneficial holders comply with their obligations under the Consent Solicitation Support Agreement, the amendments will be adopted.  Promptly following the receipt of consents, the Company intends to execute a supplemental indenture to the Indenture to reflect such amendments.

None of the representatives or employees of the Company, any of its subsidiaries or affiliates, or U.S. Bank, National Association, as trustee under the Indenture, make any recommendations as to whether or not holders of the Notes should issue their consents pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such recommendations.

This press release does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of the Company. The Consent Solicitation will be made solely by the Consent Solicitation Statement and the accompanying consent form. All statements herein regarding the terms of Consent Solicitation and the proposed amendments to the Indenture are qualified in their entirety by reference to the text of the Consent Solicitation Statement and the accompanying consent form. The completion of the Consent Solicitation and the execution of any amendments to the Indenture are subject to a number of conditions. No assurance can be given that any such Consent Solicitation can or will be completed or that amendments to the Indenture will be executed.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its Pernix sales force, uses contracted sales organizations to market its non-core, cough and cold products, and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Pernix Therapeutics Holdings Inc.

Investor Relations
Sanjay Patel, (800) 793-2145 ext. 1009
Chief Financial Officer
spatel@pernixtx.com

Lisa Wilson, (212) 452-2793
In-Site Communications
lwilson@insitecony.com